UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 3, 2015, Homeland Energy Solutions, LLC (the "Company") executed a consulting agreement with Cornerstone Resources LLC (the "Agreement"). Pursuant to the Agreement, Cornerstone Resources will provide the services of James Broghammer to serve as the President and CEO of the Company. The Agreement has an initial term of six months and thereafter continues on a month-to-month basis. Cornerstone Resources will be compensated on a flat fee basis per day of services provided. Cornerstone Resources is entitled to reimbursement of certain out of pocket expenses incurred pursuant to the Agreement. Mr. Broghammer is entitled to participate in the Company's Executive Bonus Compensation Plan subject to the restrictions set forth in the Agreement.
Effective December 3, 2015, Mr. Broghammer was appointed President and CEO of the Company. Mr. Broghammer will serve as the Company's President and CEO indefinitely until his resignation or removal by the Company's board of directors. Steven Core resigned his position as President and CEO of the Company as of December 3, 2015. Mr. Core continues to serve on the Company's board of directors as its chairman.
Mr. Broghammer is 51 years old. Mr. Broghammer serves as the CEO of Pine Lake Corn Processors, LLC, an ethanol plant located in Steamboat Rock, Iowa, and has held that position for the past five years. Mr. Broghammer also serves as the President of the Iowa River Railroad and has held that position for the past five years. In addition, Mr. Broghammer serves as a board member and Vice President of Ace Ethanol in Stanley, Wisconsin and holds the same positions with Fox River Valley Ethanol located in Oshkosh, Wisconsin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: December 7, 2015	/s/ David A. Finke
David A. Finke
Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)